EXHIBIT 99.1

AMERICAN COMMERCIAL LINES INC.	Contact: Christopher A. Black
Sr. Vice President, Chief Financial Officer
(812) 288-1836
FOR IMMEDIATE RELEASE
American Commercial Lines Inc. Announces Executive Appointments
Jeffersonville, Indiana (July 26, 2006) — American Commercial Lines Inc. (NASDAQ:ACLI) (“Company” or “ACL”) announced today that it has appointed Mr. W.N. Whitlock as its Executive Vice President, Governmental Affairs and Mr. Jerry R. Linzey as Senior Vice President and Chief Operating Officer for ACL.
In his new role, Mr. Whitlock will utilize his knowledge of the industry, locks, dams and waterways to address regulatory issues and shape the infrastructure of the industry. Mr. Whitlock was named Senior Vice President, Chief Operating Officer of ACL in January 2005. He has served as Chief Operating Officer since April 2004 and served as President from April 2004 through January 17, 2005. Previously, Mr. Whitlock served as Senior Vice President, Transportation Services of ACL from July 2003 to April 2004, as Senior Vice President, Logistics Services for American Commercial Barge Line from March 2000 to June 2003 and as Senior Vice President, Transportation Services of American Commercial Barge Line from 1982 through March 2000.
In his new role, Mr. Linzey will be responsible for both American Commercial Barge Line and Jeffboat. Mr. Linzey was named Senior Vice President, Manufacturing in May 2005. Prior to joining ACL, Mr. Linzey served as Senior Vice President, Manufacturing of Wabash National Corporation, a large manufacturer of truck trailers, from 2002 to May 2005. From 2000 to 2002, Mr. Linzey served as Director, North American Operations of The Stanley Works, a large manufacturer of tools and fasteners. From 1985 to 2000, he held various positions at Delphi Automotive Systems, most recently as Plant Manager, Radiator and Oil Cooler Product Lines.
Commenting on these appointments, Mark R. Holden, President and Chief Executive Officer, stated, “We are pleased and excited to make these key appointments which support our future success with our strategic vision. Norb will bring a fresh and vigilant approach to ACL and the industry in the area of Governmental Affairs with his over 40 years of inland waterways experience. Jerry will utilize his leadership skills and vast knowledge in lean processes to continue the improvements at our manufacturing business and introduce similar concepts in our transportation business to further improve operational growth and financial contributions.”
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana is an integrated marine transportation and service company operating in the United States Jones Act trades, with revenues of more than $740 million as of December 31, 2005 and approximately 2,600 employees as of December 31, 2005. For more information about ACL generally, visit www.aclines.com.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s and its subsidiaries’ filings with the SEC, including the Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended March 31, 2006 by American Commercial Lines Inc. with the SEC. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.